Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION

IntercontinentalExchange Holdings	United Kingdom
The International Petroleum Exchange of London Limited	United Kingdom